Exhibit 10.23

December 21, 2015

Helen Tsui

3230 – 37th Ave. S.E.

Mercer Island, WA 98040

Dear Helen,

PhaseRx Inc. is pleased to extend the following offer to you for the position of Vice President, Finance at PhaseRx, Inc., (the “Company”) reporting directly to me. Your start date will be December 29, 2015.

Your starting salary will be $220,000 annually, paid semi monthly ($9,166.67), less all legally required withholdings. This position is classified as exempt. You will be eligible to receive a performance evaluation for the review cycle ending December 31, 2016, at which time your compensation will be reviewed.

Subject to approval by the Company’s Board of Directors, you will be granted an option to purchase 600,000 shares of the Company’s Common Stock at an exercise price equal to the fair market value per share of the Common Stock on the date the Board of Directors approves the option grant. The shares will vest over a four year period with vesting commencing the first anniversary of your employment. Additionally, you will also have 25% participation in the current management retention plan and be eligible for 6 month's severance (the severance agreement will be sent under separate cover).

Your compensation includes participation in all benefits offered generally to PhaseRx employees. Benefits currently offered include medical, dental, vision insurance, an employee assistance and resource & referral services program (EAP) for you and eligible family members; company paid life and accidental death & dismemberment insurance, company paid short and long term disability insurance, a transportation benefit which provides Vice Presidents and above with free parking, and participation in a 401k retirement savings plan. Effective on your date of hire, you will begin accruing vacation and sick leave each pay period up to a maximum of 15 days vacation and 10 days sick leave, per year. In addition, employees receive 12 paid holidays annually, including a paid holiday break from December 26 - December 31.

Our policies and practices, including the compensation and benefits we provide, are subject to changes and exceptions without prior notice, at the Company’s discretion.

This offer is contingent upon your ability to provide to the Company documentary evidence of your identity and eligibility for employment in the United States in accordance with immigration regulations relating to employment eligibility. Such documentation must be provided within 3 business days of the effective date of your employment, or your employment relationship with the Company may be terminated.

Please note that acceptance of this offer does not create a contract of continuing employment with PhaseRx. Employment with the company is on an at-will basis, meaning that the employee or the company may terminate the employment relationship at any time and for any reason not expressly prohibited by law.

As a condition of this offer of employment, you will be required to complete, sign and return the Company’s standard form of At-Will Employee Agreement (the “Employee Agreement”), which is attached hereto. Please sign and return this agreement on your first day of employment.

This offer letter and the Employee Agreement, when signed by you, set forth the terms of your employment with the Company and supersede any and all prior representations and agreements whether written or oral. In the event of a conflict between the terms and provisions of this offer letter and the Employee Agreement, the terms and provisions of the Employee Agreement will control. Any amendment of this offer letter or any waiver of a right under this offer letter must be in writing, signed by you and an officer of the Company. Washington law will govern this offer letter.

If you are in agreement with these terms please sign two copies of this letter and return one to me by Thursday, December 24, 2015 to acknowledge your acceptance.

I am very excited about prospect of welcoming you to the PhaseRx team and I am confident that you will be able to significantly contribute to the success of our company.

Sincerely,

/s/ Robert W. Overell

Robert W. Overell, Ph.D.

President and CEO

/s/ Helen Tsui	12/22/2015
Helen Tsui	Date